FOR IMMEDIATE RELEASE

CONTACTS:

Nu Skin Enterprises

Charles Allen (investors)
(801)  345-6110, callen@nuskin.com
Kara Schneck (media)
(801)  345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD FIRST QUARTER
REVENUE FOR 2004

Company increases 2004 guidance

PROVO, Utah — April 21, 2004 — Nu Skin Enterprises, Inc. (NYSE: NUS) today reported record first quarter revenue of $264.0 million, an increase of 20 percent over last year. Earnings per share grew 25 percent for the same period. Momentum in Mainland China, growth in the U.S. nutrition business, continued stability in Japan, and beneficial foreign currency fluctuations helped the company exceed previous financial guidance.

Financial Results

For the quarter ended March 31, 2004, Nu Skin Enterprises’ revenue and earnings per share increased to $264.0 million and $0.20, respectively, compared to $219.6 million and $0.16 for the same period in 2003. Revenue during the quarter was positively impacted 6 percent by favorable foreign currency fluctuations.

“We are encouraged with our record first quarter revenue,” said Truman Hunt, president and chief executive officer. “Mainland China continued to excel, posting revenue of $23 million in

-more-

Nu Skin Enterprises
April 21, 2004

the quarter compared to $18 million in the fourth quarter of 2003. Japan reported 1 percent year-over-year local currency revenue growth. Revenue in the United States was up 16 percent, benefiting from sales at our February global distributor convention and growth in our nutrition business.

“The number of active distributors and preferred customers increased 23 percent compared to the prior year. In addition, global monthly product subscription orders continued to climb, reaching a 55 percent increase over the first quarter of last year. We are very encouraged by this growth and believe that our focus on improving retention through product subscriptions and other mechanisms will positively impact our business in the future.”

Regional Results

North Asia. Revenue in North Asia increased 12 percent to $150.1 million during the first quarter compared to the same period in 2003, primarily due to the strengthening of the Japanese yen and growth in South Korea. In addition, the company effectively managed through the BSE issues during the quarter by transitioning to non-bovine based capsules and caplets for use in Japan, minimizing stock-out situations of Pharmanex products. South Korea continued its turnaround in the quarter, posting local currency revenue growth of 15 percent. The executive distributor count decreased 2 percent, while the active distributor count in the region improved 3 percent compared to prior year results.

Greater China. Revenue in Greater China increased 78 percent to $47.6 million during the first quarter compared to prior year results. Mainland China continued to post strong results with revenue of $22.8 million for the quarter. Hong Kong reached record sales with revenue up 38 percent for the period, while Taiwan sales declined 7 percent in local currency. The executive and active distributor counts in the region grew 112 percent and 105 percent, respectively, due primarily to growth in Mainland China.

-more-

Nu Skin Enterprises
April 21, 2004

North America. Revenue in North America increased 15 percent to $37.6 million during the first quarter compared to prior year results. In the United States, revenue climbed to $35.1 million, benefiting from $5.8 million of sales to international distributors attending the U.S. convention. Revenue in the first quarter of 2003 included approximately $5.0 million of sales from Big Planet products and services that were eliminated in the third quarter of 2003. Pharmanex sales in the United States, excluding convention sales to international distributors, increased 40 percent. Sales of LifePak®, Pharmanex’s flagship product, increased 119 percent in the United States year-over-year. The executive and active distributor counts in the region increased 10 percent and 9 percent, respectively, compared to prior year results.

South Asia/Pacific. First quarter revenue in the South Asia/Pacific region increased 10 percent to $19.7 million over the first quarter in 2003. Thailand continued strong growth, with local currency revenue up 39 percent during the quarter. A decline in Singapore and Malaysia continued to ease, with combined revenue decreasing 7 percent in the quarter verses the prior year. The executive count was down 18 percent due to the decline in Singapore and Malaysia. The active distributor count in the region increased 12 percent compared with prior year results.

Other Markets. Revenue from the company’s other markets was up 12 percent to $9.1 million during the first quarter.

Division Results

Nu Skin. First quarter personal care revenue increased 26 percent to $132.4 million. The increase was due to strong sales in Mainland China, the launch of several new products and favorable currency fluctuations.

-more-

Nu Skin Enterprises
April 21, 2004

Pharmanex. Pharmanex posted first quarter revenue of $125.9 million, a 23 percent gain over the first quarter of 2003. These results were primarily due to strong sales of LifePak® globally, which were up 24 percent over the first quarter of 2003, as well as a continued emphasis on the monthly product subscription program and the Pharmanex® BioPhotonic Scanner.

Big Planet. As anticipated, Big Planet revenue decreased 51 percent compared to the prior year to $5.7 million. This was a result of the elimination of low margin products and services in the third quarter of 2003, which accounted for approximately $5.0 million of revenue in the first quarter of 2003.

Operational Performance

The company’s gross margin improved 230 basis points to 83.4 percent in the first quarter compared to prior year results. This improvement was due primarily to the discontinuation of low margin Big Planet products and services, strong gross margins in Mainland China resulting from in-house manufacturing, as well as favorable foreign currency exchange rates. Selling expenses as a percent of revenue were 42.7 percent, an increase of 260 basis points compared to the prior year. The increase in selling expenses, as a percent of sales, was caused by the sale of the professional employer organization (PEO) and higher costs associated with employed sales representatives in China.

General and administrative expenses, as a percent of revenue, improved 30 basis points over prior year results to 31.7 percent. This improvement was generated despite expenses of approximately $6.0 million associated with the distributor convention in the first quarter verses expenses of approximately $4.0 million related to a Japan convention in the first quarter of 2003. The improvement reflects operational efficiencies from higher revenue and a continued effort to control overhead expenses. The first quarter operating margin was 9.0 percent, level with first quarter of 2003.

-more-

Nu Skin Enterprises
April 21, 2004

During the quarter, the company posted a $0.9 million loss in other income compared to a $0.6 million gain in the first quarter of 2003. Net income rose to $14.5 million compared to $12.8 million for the first quarter of 2003. Earnings per share were positively impacted by the repurchase of 10.8 million shares of Class A Common Stock, which occurred in October of 2003. The company generated $17.4 million in cash flow from operations and paid dividends of $5.8 million during the first quarter of 2004.

As a result of the company’s business model in China, which offers a “preferred customer” status to retail customers in that market, as well as an increasing emphasis on preferred customer incentives for non-distributor purchasers in other markets, the company has changed the way it determines and reports “active distributors.” The company began including its China preferred customers in its active distributor count last year. With the number of preferred customers growing in other markets and because of the importance of these customers to the revenue base, the company is including preferred customers from all markets who purchase products directly from the company during the quarter in its active distributor count beginning with first quarter 2004 results. Prior year numbers will also include these preferred customers for more accurate comparative references.

Outlook

“Japan, the United States and Mainland China remain our key geographic priorities,” Hunt said. “We are preparing for a fourth quarter 2004 launch of the Pharmanex BioPhotonic Scanner in Japan. In the United States, the Pharmanex Scanner and customer retention initiatives will continue to be the primary revenue growth drivers. Our immediate objective in Mainland China is to train our growing sales force, enabling us to build a strong foundation for what has become an important market for us.”

-more-

Nu Skin Enterprises
April 21, 2004

“We continue to expect 2004 local currency revenue in Japan to hold relatively even with prior year results,” said Ritch Wood, chief financial officer. “We project 20 percent growth in combined Pharmanex and Nu Skin revenue in the United States. And given China’s first quarter results, we are increasing our guidance on China revenue to the $100 to $110 million range for the year. Therefore, we increase our 2004 revenue guidance to $1.10 to $1.12 billion, assuming a yen rate of approximately 110 for the year. We also expect to improve our operating margin for the year to 12 percent. Based on these expectations, we anticipate earnings per share to be in the $1.10 to $1.14 range, up five percent from our previous guidance of $1.05 to $1.08.

“We expect second quarter revenue of $270 to $275 million, a 12 to 14 percent increase over $241 million in the second quarter of 2003, assuming a yen rate of approximately 110. We anticipate earnings per share to increase 30 to 40 percent over the prior year to $0.26 to $0.28,” Wood concluded.

Management’s overview of the first quarter will be available today, Wednesday, April 21, beginning at 9 a.m. (EST) on the Investor portion of the company’s Web site at www.nuskinenterprises.com. A replay of management’s overview will be available on the company’s Web site through May 7, 2004.

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in more than 30 markets throughout Asia, the Americas and Europe. The company markets premium quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology based products and services under the Big Planet® brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.”

Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com.

-more-

Nu Skin Enterprises
April 21, 2004

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things:(i) our belief that customer retention initiatives and the Pharmanex® BioPhotonic Scanner will be our primary revenue growth drivers;(ii) our plans to launch the Pharmanex® BioPhotonic Scanner in Japan in the fourth quarter of 2004;and (iii) financial projections for the second quarter and the year 2004. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) continued regulatory scrutiny in China, which has from time to time in the past, and could in the future, negatively impact our business, including the suspension of sales activities in stores and the imposition of fines; (b) any inability of the company to effectively manage rapid growth in China, including training and management of a large employed sales force, and regulatory risks associated with any failure of such sales force to comply with applicable company policies and government regulations; (c) regulatory risks associated with the Pharmanex® BioPhotonic Scanner, which could delay or inhibit our use of the scanner if it is determined to be a medical device in any market; (d) risks that could adversely impact the company’s operations or financial results in its markets, including our largest market, Japan, such as any continuation or increase in the impact of negative market conditions on the company’s business, material decreases in executive level and active distributors, adverse changes in exchange rates, or the company’s failure to execute effective initiatives in these markets; (e) any failure of planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (f) adverse publicity related to the company’s business, products or industry; and (g) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

(Financial Tables to follow)

-more-

Nu Skin Enterprises
April 21, 2004

Nu Skin Enterprises, Inc.
Consolidated Statements of Income
For the First Quarters Ended March 31, 2004 and 2003
(in thousands, except per share amounts)

	2004	2003
Revenue:
North Asia	$ 150,055	$ 134,095
Greater China	47,575	26,712
North America	37,562	32,802
South Asia/Pacific	19,677	17,902
Other Markets	9,119	8,121

Total revenue	263,988	219,632

Cost of sales	43,923	41,609

Gross profit	220,065	178,023

Operating expenses:
Selling expenses	112,582	88,036
General and administrative expenses	83,634	70,273

Total operating expenses	196,216	158,309

Operating income	23,849	19,714

Other income (expense), net	(865)	576

Income before provision for income taxes	22,984	20,290
Provision for income taxes	8,504	7,507

Net income	$ 14,480	$ 12,783

Net income per share:
Basic	$ 0.20	$ 0.16
Diluted	$ 0.20	$ 0.16

Weighted average number of shares outstanding:
Basic	70,691	80,790
Diluted	72,467	82,207

-more-

Nu Skin Enterprises
April 21, 2004

Nu Skin Enterprises, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$ 135,363	$ 122,568
Accounts receivable	18,123	15,054
Inventories, net	93,862	83,338
Prepaid expenses and other	51,151	55,777

	298,499	276,737

Property and equipment, net	61,870	60,528
Goodwill	118,768	118,768
Other intangible assets, net	66,568	67,572
Other assets	58,170	100,142

Total assets	$ 603,875	$ 623,747

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 17,676	$ 18,816
Accrued expenses	91,682	96,438
Current portion of long-term debt	18,287	17,915

	127,645	133,169

Long-term debt	149,723	147,488
Other liabilities	21,202	52,842

Total liabilities	298,570	333,499

Stockholders' equity:
Class A common stock	71	71
Additional paid-in capital	(61,411)	(68,191)
Accumulated other comprehensive loss	(71,492)	(70,849)
Retained earnings	440,341	431,615
Deferred compensation	(2,204)	(2,398)

	305,305	290,248

Total liabilities and stockholders' equity	$ 603,875	$ 623,747

-more-

Nu Skin Enterprises
April 21, 2004

Nu Skin Enterprises, Inc.
Distributor/Preferred Customer Growth by Market

	As of March 31, 2004		As of March 31, 2003		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive
North Asia	307,000	16,355	297,000	16,601	3.4%	(1.5%	)
Greater China**	205,000	7,117	100,000	3,358	105.0%	111.9%
North America	119,000	2,920	109,000	2,662	9.2%	9.7%
South Asia/Pacific	67,000	2,038	60,000	2,492	11.7%	(18.2%	)
Other Markets	34,000	1,109	31,000	1,063	9.7%	4.3%

Total	732,000	29,539	597,000	26,176	22.6%	12.8%

*	Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

**	Following the opening of the company's retail business in Mainland China during 2003, active distributors include 138,000 and 31,000 preferred customers in China and executive distributors include 4,329 and 416 employed, full-time sales representatives for the quarters ended March 31, 2004 and 2003, respectively.

###